Digital Power Reports Financial Results for the Third Quarter Ended September 30, 2008

FREMONT, Calif., November 17, 2008, Digital Power Corporation (Amex: DPW - News) (herein “Digital Power”) announced today its financial results for the third quarter ended September 30, 2008.

Digital Power reported net income of $362,000 for the three months ended September 30, 2008, an increase of 8.8 times the net income of $41,000 for the three months ended September 30, 2007, and net income of $215,000 for the three months ended June 30, 2008. The significant increase was achieved despite a decrease in revenues to $2,825,000 for the third quarter of 2008 from $3,028,000 for the same quarter of 2007 and $3,347,000 for the second quarter of 2008. The Company also reported an operating profit of $300,000 for the third quarter of 2008, compared to an operating profit of $22,000 for the third quarter of 2007, and an operating profit of $206,000 for the second quarter of 2008.

Net income for the nine months ended September 30, 2008, was $416,000, compared to a net loss of $114,000 for the same period in 2007. Revenue for the nine months ended September 30, 2008, was $9,341,000, an increase from revenue of $8,306,000 for the nine months ended September 30, 2007.

Commenting on the results, President and CEO Amos Kohn stated: “While we are disappointed in the decline in revenue for our third quarter, it should be noted that this resulted primarily from the rescheduling of shipments by two of our larger European customers and was not reflective of a broad-based downturn in business. Despite this decrease in revenue, we were able to post significant increases in both operating profit and net income for the Company over the comparable period in 2007, due to a dramatic improvement in gross margins from 26% to 38%. Several tactical factors contributed to this, including continued outsourcing to our Chinese contract manufacturers, cost reductions and variations in our product mix from quarter to quarter. In addition, we experienced a significant increase in revenues from some of our mature product lines which contribute higher gross margins. We believe some of this business may be of a seasonal nature and that it most likely will not signify similar increases in gross margin in the future. However, we believe the most important factor was our strategic shift earlier in the year away from a dependence upon commoditized products to more integrated custom product solutions. This value-added platform of solutions, where Digital Power works in concert with our strategic customers and their partners, requires a more direct, consultive selling effort on our part. To support this strategy, we doubled our outside sales management teams during the quarter.”

Digital Power Corporation is a world-class solution-driven organization that designs, develops, manufactures, markets and sells switching power supply solutions to the telecom, datacom, industrial, medical, and military industries. Digital Power Corporation's headquarter is located at 41324 Christy Street, Fremont, California, 94538-3158; phone number: 510-657-2635, website:
www.digipwr.com.

Forward Looking Statements
The foregoing release contains “forward looking statements” regarding future events or results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning the Company’s current expectations regarding revenue and earnings results for 2008, increased activity in our military and commercial sectors and the expected results of modifications to the Company’s strategic plan. The Company cautions readers that such “forward looking statements” are, in fact, predictions that are subject to risks and uncertainties and that actual events or results may differ materially from those anticipated events or results expressed or implied by such forward looking statements. The Company disclaims any current intention to update its “forward looking statements,” and the estimates and assumptions within them, at any time or for any reason.

In particular, the following factors, among others could cause actual results to differ materially from those described in the “forward looking statements:” (a) inability to complete sales, or possible delays in deployment, of products under international projects due to inability to complete or possible delays in completing the legal and commercial terms for such projects, including the timely receipt of purchase orders for such projects, quality issues, project delays or cancellations, political instability, inability to obtain proper acceptances or other unforeseen obstacles or delays; (b) inability to complete or possible delays in completing certain research and development efforts required for international projects; (c) the inability to make changes in business strategy, development plans and product offerings to respond to the needs of the significantly changing markets and technologies; (d) the inability of the Company to realize the benefits of the reduction in its cost structures due to changes in its markets or other factors, and the risk that the reduction in costs will not restore profitability in the timeframe anticipated by the Company; (e) the risk that the Company’s cost-cutting initiatives may impair the Company’s ability to effectively develop and market products and remain competitive in the telecom business; (f) possible delays in, or the inability to, complete negotiation and execution of purchase and service agreements with new or existing customers; (g) lower than expected demand for the Company’s products and pricing pressures on those products as a result of increased competition and consolidation within the industry; (h) the Company’s dependence upon a limited number of third party subcontractors and component suppliers to manufacture or supply certain aspects of the products sold by the Company; (i) the ability to manage the risks associated with and to grow the Company’s business; (j) the uncertain economic and political climate in certain parts of the world where the Company conducts business and the potential that such climate may deteriorate; (k) the Company’s ability to efficiently integrate acquired businesses and achieve expected synergies; and (l) delays in the rate of acceptance of the Company’s new product initiatives in the markets into which they will be sold, caused by extended testing or acceptance periods, requests for custom or modified engineering of such products, and customer budget cycles, among other factors.

Other factors that could cause actual events or results to differ materially from those contained in the “forward looking statements” are included in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including, but not limited to, the Company’s Form 10-KSB for the year ended December 31, 2007 and any subsequently filed reports. All documents are also available through the SEC’s Electronic Data Gathering Analysis and Retrieval system at www.sec.gov or from the Company’s website at www.digipwr.com.

Digital Power Corporation

Financial Data
(In thousands except for per share amounts)

	Three months		Nine months
	Ended September 30,		Ended September 30,
Statement of Operations Data	2008	2007	2008	2007
Revenues	$2,825	$3,028	$9,341	$8,306
Operating Income (loss)	300	22	342	(153)
Net Income (loss)	362	41	416	(114)
Basic net income (loss)
Per share	$0.055	$0.006	$0.063	$(0.017)
Diluted net income (loss)
Per share	$0.054	$0.006	$0.062	$(0.017)

	As of September 30,
Balance Sheet Data	2008	2007
Working capital	$3,780	$3,384
Total assets	6,502	6,031
Shareholders' equity	4,007	3,525